EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 4, 2007, by and Green Screen Interactive Software, LLC, formerly Green Screen, LLC, a Delaware limited liability company with its offices at 575 Broadway - 6th Floor, New York, NY 10012 (“Employer”), and David J. Fremed, an individual having an address at 849 Longview Avenue, North Woodmere, New York 11581 (“Senior Executive” or “Executive”).

In consideration of the premises and the mutual promises and covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Executive’s employment under this Employment Agreement shall commence on August 16, 2007 (the “Commencement Date”) and will expire on June 15, 2010 (the “Employment Term”).

2. Position.

(a) Executive shall serve as the Chief Financial Officer of Employer.

(b)  The Executive shall have such management and oversight responsibilities and authority as are necessary to efficiently administer the general financial affairs of the Employer and such other further reasonably related duties, powers and prerogatives as Employer management may delegate to Executive from time to time. The Executive shall report to the President of Employer, currently Mark Seremet.

(c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder.

3. Base Salary. During the first 12 months of the Employment Term, Employer shall pay Executive a base salary at the annual rate of not less than $250,000. During the second 12 months of the Employment Term, Employer shall pay Executive a base salary of not less than $265,000. After the first 24 months of the Employment Term, Employer shall pay Executive a base salary of not less than $285,000. Base salary shall be payable in each case in accordance with the usual payroll practices of Employer and shall be subject to review from time to time by Employer for increases. The base salary as determined as aforesaid from time to time shall constitute “Base Salary” for purposes of this Employment Agreement.

4. Other Compensation.

(a) Bonus. In addition to his Base Salary Executive shall receive a bonus of at least $50,000 per 12 month period, starting on the date of this Employment Agreement, paid $12,500 per quarter (paid with the payroll following September 4, December 4, March 4 and June 4) based on milestones to be agreed upon by Executive and Employer’s President. In addition, Executive shall receive a one time bonus of $35,000 upon the closing of the second round of financing of the Employer if the amount of such round of financing is at least $40,000,000 (the “Financing Bonus”).

(b) Equity. Equity grants to Executive are as described in the 2nd Amended and Restated Limited Liability Company Agreement of Green Screen Interactive Software, LLC, effective as of April 1, 2007, as may be amended from time to time (the “LLC Agreement”), namely 24,000 Incentive Units, subject to Board approval and Executive executing the LLC Agreement. After such events occur, vesting shall be deemed to have started as of June 4, 2007 in accordance with the LLC Agreement..

(c) Car Allowance. Employer shall reimburse Executive up to $500 per month for expenses associated with his automobile, exclusive of parking. Company shall also reimburse Executive for parking when Executive drives to Employer’s headquarters in New York City.

5. Employee Benefits and Vacation.

(a) During the Employment Term, beginning with the Commencement Date, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements, such as medical insurance and a 401(k) program, in the event Employer establishes such program and fringe benefits and perquisites generally maintained by Employer from time to time for the benefit of the senior executives of Employer.

(b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with Employer’s policies as may be in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by Employer for its senior executive employees.

6. Business Expenses. Employer shall reimburse Executive for the travel, entertainment, professional dues and fees and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with Employer’s policies as may be in effect from time to time.

7. Termination. (a) Notwithstanding anything to the contrary which may be contained in this Employment Agreement, Executive’s employment is at will, subject to the terms and conditions of this Employment Agreement. Employer may terminate the Executive’s employment at any time for any reason or no reason. If the Executive’s employment is terminated by Employer without Cause, but not in connection with a Change of Control event, the Executive will receive an amount equal to the last six months of Base Salary paid (or owing) to him prior to such termination plus the amount of bonuses paid to Executive during such six month period (excluding the Financing Bonus) and full benefits for such six month period that existed at the time of termination. Such amount shall be paid to Executive in equal installments over six months, paid in accordance with Employer’s then current payroll schedule. “Cause” is defined as, during the Employment Term,

(i)
the refusal of Executive to follow the proper written direction of the Board of Managers of Employer (the “Board”), provided that the foregoing refusal shall not be “Cause” if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board;

(ii)
substantial and continuing willful refusal by Executive to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board or its the Chairman, specifically identifying the manner in which it is believed that Executive has substantially and continually refused to attempt to perform his duties hereunder;

(iii)	Executive being convicted of a felony (other than a felony involving a motor vehicle);

(iv)	the substantial breach by Executive of any material fiduciary duty owed by Executive to Employer, as determined by Employer, in its reasonable discretion, or

(v)	Executive’s misappropriation or fraud with regard to Employer (other than good faith expense account disputes).

(b) During the Employment Term, in the event Executive is terminated as a result of Change of Control of Employer, or if, in connection with any Change of Control, Executive’s duties are diminished below those of the Chief Financial Officer or materially diminished below those that he had in the month prior to the Change of Control and Executive resigns due to such diminution of duties, Executive shall receive severance equal to his Base Salary for the 12 months preceding such termination plus the amount of bonuses paid to Executive during such 12 month period, plus full benefits for one year from the date of his termination. “Change of Control” is defined as (i) the acquisition by any person, entity or group of beneficial ownership of more than fifty percent of either the outstanding membership units of Employer or the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors; (ii) upon a merger or consolidation of Employer with any other corporation or company, which results in the equity holders of Employer prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Employer or the surviving entity after the merger; or (iii) upon the sale of all, or substantially all, of the assets of Employer.

8.  Confidentiality/Noncompetition. (a) Employer and Executive acknowledge and agree that the services to be provided by Executive pursuant to this Employment Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information relating to the business practices of Employer. The term “confidential information” shall mean any and all information (verbal and written) relating to the Employer or any of its affiliates, or any of their respective activities, other than general business practices not unique to the Employer but commonly practiced in the interactive entertainment industry and such information which can be shown by the Executive to be in the public domain or otherwise know to the public other than as a result of a breach of this Section 8, including but not limited to information relating to trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing, selling and servicing. Employee agrees that he will not, during or after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information of the Employer acquired by Executive during his employment by Employer, except by court order or judicial mandate.

(b) Executive agrees that he shall not, during the period of his employment and for one year thereafter, knowingly directly or indirectly take any action which constitutes an interference with or a disruption of any of Employer’s business activities, including without limitation, solicitations of Employer’s customers or employees. For purposes of clarification, but not of limitation, Executive acknowledges and agrees that the provisions of this Section 8 shall prohibit him from knowingly directly or indirectly hiring, offering to hire, enticing, soliciting or in any manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by a representative of the Employer known by the Executive, including the Executive, to discontinue or alter his, her or its relationship with the Employer.

(c) Executive agrees that he shall not, during the period of his employment and for one year thereafter following such employment, directly or indirectly, engage, have an interest in or render any services to any business (whether as an owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) knowingly competitive with Employer’s business activities. This provision shall not apply in the event Executive is no longer receiving a least his Base Salary from Employer.

9. Developments. If at any time or times during Executive’s employment or during his, if Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any development, including any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein, whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act) or subject to analogous protection that: (a) relates to the actual or anticipated business of the Employer or any customer of or supplier to the Employer or any of the existing or future products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith; or (b) results from tasks assigned to Executive by the Employer; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, then all such developments and the benefits thereof, including any moral rights related thereto, are and shall immediately become the sole and absolute property of the Employer and its assigns, as works made for hire or otherwise. Executive shall promptly disclose to the Board of Mangers of the Employer (or any persons designated by it) each such development. Executive hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) Executive may acquire in the developments and all benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Employer.

10. Miscellaneous. (a) Governing Law/Venue. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. Executive agrees to and does hereby submit to the exclusive jurisdiction before any state or federal court located in New York County, New York in connection with any claims, disputes or disagreements regarding this Employment Agreement.

(b) Entire Agreement and Amendment. This Employment Agreement and the instruments contemplated or referred to herein (including the LLC Agreement), contain the entire understanding of the parties with respect to the employment of Executive by Employer from and after the date hereof and supersede any prior employment agreements between Employer and Executive. For clarity, the LLC Agreement is not superseded by this Employment Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Employment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver.  The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of Employer, as the case may be.

(d) Assignment.  This Employment Agreement shall not be assignable by Executive. This Employment Agreement shall be assignable by Employer only to an acquiror of all or substantially all of the assets of Employer, provided such acquiror promptly assumes all of the obligations hereunder of Employer in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

(e) Successors; Binding Agreement; Third Party Beneficiaries. This Employment Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(f)  Communications.  For the purpose of this Employment Agreement, notices and all other communications provided for in this Employment Agreement shall be in writing and shall be deemed to have been duly given (i) when hand delivered, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Employment Agreement, provided that all notices to Employer shall be directed to the attention of the General Counsel of Employer, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

(g)  Withholding Taxes.  Employer may withhold from any and all amounts payable under this Employment Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts.  This Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings.  The headings of the sections contained in this Employment Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Employment Agreement.

(k) Mutual Representation.  Both parties represent and warrant to each other that there is no legal impediment to them performing their obligations under this Employment Agreement and neither entering into this Employment Agreement nor performing their contemplated service hereunder will violate any agreement to which they are a party or any other legal restriction.

(l) Independent Contractor. Executive and Employer acknowledge and agree that for the period from June 4, 2007 through August 15, 2007 (the “Independent Contractor Period”), Executive will act as an independent contractor for Employer, performing various financial functions for Employer. During this period, Executive shall devote not less than 30 hours per week to Employer and Employer shall pay Executive at the weekly rate of $2,884.62. No withholdings shall be taken from such amount and Employer shall file a 1099 with the Internal Revenue Service in connection with Executive’s consulting work for Employer during such period. All references to Executive’s employment period in Sections 8 and 9 of this Employment Agreement shall be deemed to include the Independent Contractor Period.

ACCEPTED AND AGREED.

GREEN SCREEN INTERACTIVE
SOFTWARE, LLC

By:	/s/ Ryan Brant
Ryan Brant
Chairman

/s/ David J. Fremed
David J. Fremed